Exhibit 99.2

FOR IMMEDIATE RELEASE

Griffon Corporation Announces $200 Million

Add-On Offering of Senior Notes

NEW YORK, NEW YORK – September 27, 2017 – Griffon Corporation (NYSE: GFF) (“Griffon”) today announced that it intends to commence an add-on offering through a private placement, subject to market and other conditions, of $200 million in aggregate principal amount of senior notes due 2022 (the “New Notes”). The New Notes will be issued under the same indenture pursuant to which Griffon previously issued $725 million in aggregate principal amount of its 5.25% Senior Notes due 2022 (the “Existing Notes”). The New Notes offered by Griffon will have identical terms to the Existing Notes, other than the issue date, the issue price and the first interest payment date. The New Notes will be treated as a single class of notes with the Existing Notes for all purposes under the Indenture, but will not be fungible with or have the same CUSIP and ISIN numbers as the Existing Notes unless and until such time as the New Notes are exchanged for additional Existing Notes pursuant to the terms of a registration rights agreement. The New Notes will be senior unsecured obligations of Griffon and will be guaranteed by certain of its domestic subsidiaries.

Griffon intends to use the proceeds of the offering to finance substantially all of its previously announced acquisition from Emerson (NYSE: EMR) of certain entities and assets of its ClosetMaid business (the “ClosetMaid Acquisition”), and for the payment of related fees and expenses. Griffon intends to finance the remainder of the purchase price for the ClosetMaid Acquisition and related fees and expenses with cash on hand. The offering of the New Notes is not contingent on the completion of the ClosetMaid Acquisition. In the event that the ClosetMaid Acquisition is not completed, the proceeds of the offering of the New Notes will be used for general corporate purposes, including, without limitation, to temporarily repay borrowings under Griffon’s revolving credit facility.

The New Notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The New Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom.

This notice does not constitute an offer to sell the New Notes, nor a solicitation for an offer to purchase the New Notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer to sell the New Notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, whether Griffon will consummate the offering of the New Notes or complete the ClosetMaid Acquisition, the anticipated use of proceeds, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events.

Company Contact:	Investor Relations Contact:
Brian G. Harris	Michael Callahan
SVP & Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8311